Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES 2007 ANNUAL PROFIT

Despite Record Fuel Prices, JetBlue Reports First Profitable Year Since 2004

New York, NY (January 29, 2008) “ JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2007:

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Operating revenues for the quarter totaled $739 million, representing growth of 16.6% over operating revenues of $633 million in the fourth quarter of 2006. For the full year, operating revenues totaled $2.84 billion, representing growth of 20.2% over operating revenues of $2.36 billion for the full year 2006.

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Operating income for the quarter was $30 million, resulting in a 4.1% operating margin, compared to an operating income of $64 million and a 10.2% operating margin in the fourth quarter of 2006. For the full year 2007, operating income was $169 million, resulting in an operating margin of 6.0%. This compares with operating income of $127 million and a 5.4% operating margin for the full year 2006.

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Pre-tax loss for the quarter was $3 million, compared with pre-tax income of $30 million in the year-ago period. For the full year, pre-tax income was $41 million, compared with pre-tax income of $9 million for the full year 2006.

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Net loss for the quarter was $4 million, representing a net loss of $0.02 per diluted share, compared with fourth quarter 2006 net income of $17 million, or earnings of $0.10 per diluted share. For the full year 2007, net income totaled $18 million, or $0.10 per diluted share, compared with a net loss of $1 million, or $0.00 per diluted share, for the full year 2006.

•	Cash and investment securities of $834 million at the end of the fourth quarter, which does not include Lufthansa’s $300 million investment in JetBlue.

“We are delighted to report a profit for 2007 - our first full-year profit since 2004 - especially in light of the operational challenges and record high fuel prices we faced during the year” said Dave Barger, JetBlue’s CEO. “Although soaring fuel prices contributed to our fourth quarter loss, we believe we are well positioned as we move into 2008 with a strong brand, superior product and solid financial position.”

Operational Performance

For the fourth quarter, revenue passenger miles increased 7.1% year-over-year to 6.2 billion on a capacity increase of 11.5%, resulting in a fourth quarter load factor of 76.6%, a decrease of 3.1 points year over year. Yield per passenger mile in the fourth quarter was 10.89 cents, up 6.7% compared to the fourth quarter of 2006. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2007 increased 2.5% year-over-year to 8.34 cents. For the full year 2007, PRASM increased 6.3% year over year.

JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter increased 11.7% year-over-year to 8.73 cents. Excluding fuel, CASM increased 4.5% to 5.48 cents. During the quarter, JetBlue’s realized fuel price was $2.34 per gallon, a 21.8% increase over fourth quarter 2006 realized fuel price of $1.92.

Russ Chew, JetBlue’s President and COO, commented, “Thanks to the hard work and dedication of our crewmembers, we achieved significant operational improvements during 2007. Our ability to deliver exceptional customer service with a low cost structure continues to differentiate us from the rest of the industry.”

Recent JetBlue highlights include:

•	JetBlue and Lufthansa consummated their stock purchase agreement transaction, and as a result, Lufthansa now holds a 19 percent ownership interest in JetBlue.
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JetBlue launched new service from New York (JFK) to St. Maarten and Puerto Plata, Dominican Republic, strengthening its network in the Caribbean. In addition, JetBlue announced that it will begin nonstop service from Orlando to Cancun, Mexico and Santo Domingo, Dominican Republic in March 2008. JetBlue now serves 17 destinations from Orlando.

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JetBlue continued its focus on innovation with the introduction and testing of complimentary in-flight e-mail and instant messaging services for its customers on aircraft “BetaBlue.” JetBlue is the first U.S. domestic carrier to provide such free in-flight connectivity.

LiveTV – Continental Airlines Agreement

LiveTV, a wholly owned subsidiary of JetBlue, announced today that it has entered into a long-term agreement with Continental Airlines to install and service its inflight entertainment system on Continental’s new generation Boeing 737 and 757-300 aircraft. LiveTV has provided live television programming and other services to JetBlue since its inception. LiveTV also serves seven other airlines around the world with its inflight entertainment products, including DIRECTV-based live television programming and XM Satellite Radio, and wireless services, including a handheld platform for in-cabin sales.

First Quarter and Full Year Outlook

Looking ahead, for the first quarter of 2008, JetBlue expects to report an operating margin between zero and two percent based on an assumed aircraft fuel cost per gallon of $2.50, net of hedges. Pre-tax margin for the quarter is expected to be between negative five and negative three percent. PRASM is expected to increase between 10 and 12 percent year over year. CASM is expected to increase between 9 and 11 percent over the year-ago period. Excluding fuel, CASM in the first quarter is expected to decrease between two and zero percent year over year. Capacity is expected to increase between 13 and 15 percent in the first quarter and stage length is expected to increase roughly four percent over the same period last year.

For the full year 2008, JetBlue expects to report an operating margin between six and eight percent based on an assumed aircraft fuel cost per gallon of $2.55, net of hedges. Pre-tax margin for the full year is expected to be between one and three percent. PRASM for the full year is expected to increase between nine and 11 percent year over year. CASM for the full year is expected to increase between 10 and 12 percent over full year 2007. Excluding fuel, CASM in 2008 is expected to increase between three and five percent year over year. Capacity for the full year 2008 is expected to increase between five and eight percent over 2007 and stage length is expected to increase about one percent over full year 2007.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 29, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers the most legroom throughout coach (based on average fleet-wide seat pitch for U.S. airlines). JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 53 cities with 550 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,					Twelve Months Ended December 31,
				Percent Change				Percent Change
	2007		2006			2007	2006

OPERATING REVENUES
Passenger	$677		$592	14.3		$2,636	$2,223	18.6
Other	62		41	48.6		206	140	46.9
Total operating revenues	739		633	16.6		2,842	2,363	20.2

OPERATING EXPENSES
Salaries, wages and benefits	167		147	13.6		648	553	17.3
Aircraft fuel	264		188	40.8		929	752	23.6
Landing fees and other rents	44		41	7.3		180	158	14.4
Depreciation and amortization	47		41	13.4		176	151	16.3
Aircraft rent	32		29	9.0		124	103	19.6
Sales and marketing	29		27	8.6		121	104	16.4
Maintenance materials and repairs	28		20	36.4		106	87	21.4
Other operating expenses	98		76	28.8		389	328	18.5
Total operating expenses	709		569	24.5		2,673	2,236	19.5
OPERATING INCOME	30		64	(52.9)		169	127	32.8
Operating margin	4.1%		10.2%	(6.1	) pts.	6.0%	5.4%	0.6	pts.
OTHER INCOME (EXPENSE)
Interest expense	(59)		(49)	23.2		(225)	(173)	30.5
Capitalized interest	13		8	82.4		43	27	62.2
Interest income and other	13		7	99.2		54	28	96.2
Total other income (expense)	(33)		(34)	(3.2)		(128)	(118)	8.2
INCOME (LOSS) BEFORE INCOME TAXES	(3)		30			41	9
Pre-tax margin	(0.4	) %	4.7%	(5.1	) pts.	1.4%	0.4%	1.0	pts.
Income tax expense (benefit)	1		13			23	10
NET INCOME (LOSS)	$(4)		$17			$18	$(1)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.02)		$0.10			$0.10	$—
Diluted	$(0.02)		$0.10			$0.10	$—
Weighted average shares outstanding (thousands):
Basic	181,156		176,822			179,766	175,113
Diluted	181,156		197,204			184,260	175,113

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended December 31,		Percent		Twelve Months Ended December 31,		Percent
	2007	2006	Change		2007	2006	Change
Revenue passengers (thousands)	5,181	4,932	5.0		21,387	18,565	15.2
Revenue passenger miles (millions)	6,211	5,798	7.1		25,737	23,320	10.4
Available seat miles (ASMs) (millions)	8,113	7,278	11.5		31,904	28,594	11.6
Load factor	76.6%	79.7%	(3.1	)pts.	80.7%	81.6%	(0.9	)pts.
Breakeven load factor (a)	78.4%	76.0%	2.4	pts.	80.7%	81.4%	(0.7	)pts.
Aircraft utilization (hours per day)	12.6	12.5	1.4		12.8	12.7	0.7
Average fare	$130.61	$120.01	8.8		$123.23	$119.73	2.9
Yield per passenger mile (cents)	10.89	10.21	6.7		10.24	9.53	7.4
Passenger revenue per ASM (cents)	8.34	8.13	2.5		8.26	7.77	6.3
Operating revenue per ASM (cents)	9.10	8.71	4.6		8.91	8.26	7.8
Operating expense per ASM (cents)	8.73	7.82	11.7		8.38	7.82	7.1
Operating expense per ASM, excluding fuel (cents)	5.48	5.24	4.5		5.47	5.19	5.3
Airline operating expense per ASM (cents) (a)	8.54	7.75	10.2		8.27	7.76	6.6
Departures	50,274	44,736	12.4		196,594	159,152	23.5
Average stage length (miles)	1,133	1,087	4.2		1,129	1,186	(4.7)
Average number of operating aircraft during period	132.1	115.8	14.1		127.8	106.5	20.0
Average fuel cost per gallon	$2.34	$1.92	21.8		$2.09	$1.99	5.0
Fuel gallons consumed (millions)	113	98	15.6		444	377	17.7
Percent of sales through jetblue.com during period	78.1%	76.2%	1.9	pts.	75.7%	79.1%	(3.4	)pts.
Full-time equivalent employees at period end (a)					9,909	9,265	7.0

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)

	December 31, 2007	December 31, 2006
Cash, cash equivalents and investment securities	$834	$699
Total assets	5,598	4,843
Total debt	3,048	2,840
Stockholders’ equity	1,036	952

SOURCE: JetBlue Airways Corporation